NEWS RELEASE APG: TSX AGT: AMEX

Apollo Gold Announces Third Quarter 2007 Results and Profitability for the Second Consecutive Quarter

Denver, Colorado - November 14, 2007 - Apollo Gold Corporation (“Apollo” or the “Company”) (APG:TSX, AGT:AMEX) is pleased to announce its operating results for the third quarter of 2007. Apollo recorded net income of $2.1 million, or $0.01 per share, for the three months ended September 30, 2007, as compared to a net loss of $5.4 million, or $0.04 per share, for the three months ended September 30, 2006. The net loss for the nine months ended September 30, 2007 was $0.1 million, or $0.00 per share, compared to a net loss of $12.1 million, or $0.10 per share, for the same period in 2006. Unless otherwise indicated, all dollar amounts are reported in US currency.

R. David Russell, President and CEO of Apollo, said, “I am pleased that we recorded a net income for the second straight quarter and that our cost of production remained low. During the first part of October we commissioned the primary crusher at the Montana Tunnels mine and I anticipate that we will achieve our goal of 14,500 tons per day throughput for the remainder of 2007. Drilling at Black Fox is progressing well with 46 drill holes completed, but there is a delay in receipt of assays which will delay the release of the information to the market until December 2007.”

Third Quarter 2007 Highlights

• Apollo Gold’s 50% share of production for the quarter from the Montana Tunnels mine (which is a joint venture with Elkhorn Tunnels, LLC) was:

Gold	4,755 ozs
Silver	79,048 ozs
Lead	1,685,385 lbs
Zinc	3,305,620 lbs

• Total cash costs1 per ounce of gold at the Montana Tunnels mine for the quarter on a by-product basis were minus $215 per ounce. Total cash costs on a co-product basis were as follows:

	Total Cash Costs
	(Co-Product Basis)	Realized Prices
Gold (per oz)	$459	$748
Silver (per oz)	$8.15	$13.27
Lead (per lb)	$1.12	$1.82
Zinc (per lb)	$0.78	$1.27

• On August 13, 2007, we filed a Canadian National Instrument 43-101 (“NI 43-101”) which shows an ore reserve at Black Fox showing proven and probable reserves of 1,002,000 ounces of gold. Open pit reserves are 625,000 ounces of gold at an average grade of 5.8 grams per tonne. Underground reserves are 377,000 ounces of gold at an average grade of 10.6 grams per tonne.

1“Total cash costs” is a non-GAAP financial measure. Please see the note regarding non-GAAP financial measures at the end of this press release.

• At Black Fox, our third party consultant, SRK Consulting, Inc. (“SRK”), Denver, Colorado, has commenced work on a bankable feasibility study which we expect to be completed in the first quarter of 2008.

• At Black Fox, the infill drill program, commenced in June 2007, made good progress and as at November 7, 2007, 39 surface core holes and 7 underground core holes had been drilled. Assay results are expected to be released in December 2007.

Montana Tunnels Mine

During the third quarter 2007, approximately 3,700,000 tons were mined, of which 1,087,000 tons were ore. The mill processed 1,154,000 tons of ore at an average throughput of 12,500 tons per day for the quarter and payable production was 9,500 ounces of gold, 158,000 ounces of silver, 3,371,000 lbs of lead and 6,611,000 lbs of zinc. Apollo’s share of this production is 50%.

We have implemented a plan to increase mill throughput by over 1,000 tons per day by re-commissioning a larger primary crusher (last utilized in 2005). The crusher was scheduled to come on line at the end of August 2007, but was only completed in the first half of October 2007.

Ore mined	1,087,000 tons
Waste mined	2,616,000 tons
Total mined	3,703,000 tons

Ore milled	1,154,000 tons

Grade:		Recoveries:
Au ounces per ton	0.0116	Au	77.6%
Ag ounces per ton	0.2374	Ag	75.1%
Pb %	0.2066	Pb	77.3%
Zn %	0.4453	Zn	77.2%

Total cash costs for the third quarter 2007 on a by-product basis were minus $215 per ounce of gold and on a co-product basis they were $459 per ounce of gold, $8.15 per ounce of silver, $1.12 per lb of lead and $0.78 per lb of zinc.

During the third quarter 2007, the joint venture spent $1.5 million on capital projects, which included $1.0 million for the expansion of the tailings dam and $0.3 million for the upgrade of the primary crushing circuit. Apollo’s share of these capital expenditures is 50%.

4th Quarter Forecast - With the completion of the primary crusher project in October 2007, we anticipate that improvement in ore throughput will be achieved and there will be a respective increase in metal production. As a result, we believe that in the fourth quarter 2007, the Montana Tunnels mine should achieve its best operational results of 2007.

Black Fox

On August 13, 2007, we filed a new NI 43-101 which demonstrates the continued expansion of Black Fox since the last published NI 43-101 dated August 14, 2006. The new mineral reserve and resource estimate was prepared by SRK.

During the preparation of the NI 43-101, SRK and Apollo identified a potential infill drilling program of approximately 60 holes. If the drilling results are positive, it could increase the amount of inferred resources that may be converted to indicated resources as part of the bankable feasibility study scheduled for completion in the first quarter of 2008. As at November 7, 2007, we had completed 39 surface holes and 7 underground holes. The table below summarizes the Black Fox Total Mineral Reserve as published in the NI 43-101:

Black Fox - Probable Reserves

Mining Method	Cutoff Grade Au g/t	Tonnes (000)	Grade Au g/t	Contained Au Ounces
Open Pit	1.0	3,362	5.8	625,000
Underground	3.0	1,108	10.6	377,000

Total Reserves		4,470	7.0	1,002,000

The minable reserve was calculated based on a gold price of US$525/oz which is approximately the three-year trailing average. The average total cash cost per ounce of gold was calculated at $236 per ounce.

In addition to the reserves above, the NI 43-101 contains the indicated and inferred resources shown in the tables below:

Black Fox - Indicated Resources (1)

Mining Method	Cutoff Grade Au g/t	Tonnes (000)	Grade Au g/t
Open Pit	1.0	997	4.5
Underground	3.0	667	10.1

Black Fox - Inferred Resources (2)

Mining Method	Cutoff Grade Au g/t	Tonnes (000)	Grade Au g/t
Open Pit	1.0	3,256	4.7
Underground	3.0	929	12.3

(1)
Cautionary Note to U.S. Investors concerning estimates of Indicated Mineral Resources. We advise U.S. investors that while the term “indicated mineral resources” is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission (“SEC”) does not recognize it. U.S. investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves.

(2)
Cautionary Note to U.S. Investors concerning estimates of Inferred Mineral Resources. We advise U.S. investors that while the term “inferred mineral resources” is recognized and required by Canadian regulations, the SEC does not recognize it. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. U.S. investors are cautioned not to assume that part or all of the inferred mineral resource exists, or is economically or legally minable.

Our third party consultant, SRK Consulting, Inc., has commenced work on a bankable feasibility study which we expect to be completed in the first quarter of 2008.

Since we report our mineral reserves in accordance with both NI 43-101 and SEC Industry Guide 7 standards, it is possible for our reserve figures to vary between the two. Where such a variance occurs it will arise from the differing requirements for reporting mineral reserves. For example, the NI 43-101 has a minimum requirement that reserves be supported by a pre-feasibility study, whereas SEC Industry Guide 7 requires support from a full feasibility study done to bankable standards. The Black Fox project thus reports reserves under NI 43-101, but reports no reserves under SEC Industry Guide 7 as a final bankable feasibility study has not been completed.

Consolidated Financial Results Summary

(All Dollars in US, 000's unless otherwise stated)
	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Income (loss) from continuing operations for the period	$2,117	$(5,370)	$(94)	$(11,890)
Loss from discontinued operations for the period	-	-	-	(250)
Net income (loss) for the period	$2,117	$(5,370)	$(94)	$(12,140)

Basic and diluted net income (loss) per share from (US$):
Continuing operations	$0.01	$(0.04)	$0.00	$(0.10)
Discontinued operations	-	-	-	-
	$0.01	$(0.04)	$0.00	$(0.10)

Basic weighted-average shares outstanding (in millions)	143.9	122.0	143.4	120.1
Diluted weighted-average shares outstanding (in millions)	145.2	122.0	143.4	120.1

Apollo Gold Corporation

Apollo is a gold mining and exploration company which operates the Montana Tunnels mine, which is a 50% joint venture with Elkhorn Tunnels, LLC, the Black Fox advanced stage development project in Ontario, Canada, and the Huizopa project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico.

3rd Quarter Financial and Operating Results Release Conference Call Details:

Wednesday, November 14, 2007	11:00 AM EST
Call-in Number - North America	(877) 407-8031
Call-in Number - International	(201) 689-8031

The conference call will be available for replay until November 21, 2007 by calling (877) 660-6853 for North American callers and (201) 612-7415 for International callers. You will need both account 286 and conference id# 260392 for playback. A link to the live webcast of the conference call will be available also on the Company website until February 15, 2008.

Contact Information:
Investor Relations - Marlene Matsuoka
Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: info@apollogold.com	Website: www.apollogold.com

FORWARD-LOOKING STATEMENTS
This press release includes forward-looking statements within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended, with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. These statements include comments regarding the timing of the release of assay results at Black Fox; future operational results, production and throughput rates at the Montana Tunnels mine (“Mine”); cash flow from the Mine; and the timing of completion of and results of drill programs and feasibility studies at Black Fox. These forward looking statements are subject to numerous risks, uncertainties and assumptions including unexpected changes in business and economic conditions, the results of current and future exploration activities, and other factors disclosed under the heading “Risk Factors” in Apollo’s Annual Report on Form 10-K for the year ended December 31, 2006 and elsewhere in documents that Apollo files from time to time with the Toronto Stock Exchange, the American Stock Exchange, the United States Securities and Exchange Commission and other regulatory authorities. There can be no assurance that future developments affecting the Company will be those anticipated by management. The forecasts contained in this press release constitute management's current estimates, as of the date of this press release, with respect to the matters covered thereby. Apollo disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

NON-GAAP FINANCIAL MEASURES
The term "total cash cost" is a non-GAAP financial measure and is used on a per ounce of gold basis. Total cash cost is equivalent to direct operating cost as found on the Consolidated Statements of Operations and includes by-product credits for payable silver, lead, and zinc production. We have included total cash cost information to provide investors with information about the cost structure of our mining operation. This information differs from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.